Exhibit 5.1

Dykema Gossett PLLC 111 E. Kilbourn Ave. Suite 1050 Milwaukee, WI 53202 www.dykema.com Tel: 414-488-7300

June 27, 2024

Board of Directors

Jet.AI Inc.

845 Griffith Peak Dr., Suite 200

Las Vegas, NV 89135

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Jet.AI Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on June 27, 2024 (the “Registration Statement”) and a related prospectus included in the Registration Statement, relating to the Company’s offer to exchange with respect to any and all of: (i) the Company’s outstanding redeemable warrants (the “Redeemable Warrants”) and the Company’s outstanding five warrants originally issued in 2021 in a private transaction (the “Private Warrants”), in each case exercisable to purchase shares of common stock, par value $0.0001 per share of the Company (“Common Stock”) at $11.50 per share, for 0.3054 shares of Common Stock per Redeemable Warrant or Private Warrant; and (ii) the Company’s outstanding consideration warrants (the “Merger Consideration Warrants”, and together with the Redeemable Warrants and Private Warrants, the “Warrants”) to purchase shares of Common Stock at $15.00 per share, of the Company for 1.0133 shares of Common Stock per Merger Consideration Warrant (together, the “Exchange Offer”). All such shares of Common Stock issued in accordance with the Exchange Offer are referred to in this letter as the “Exchange Shares.” In addition, the Registration Statement relates to the solicitation of consents (collectively, the “Consent Solicitation”) from the holders of all outstanding: (i) Redeemable Warrants to amend that certain Warrant Agreement, dated as of August 21, 2021, by and between the Company (as successor to Oxbridge Acquisition Corp, the Company’s predecessor and a Cayman Islands exempted company) and Continental Stock Transfer & Trust Company (“CST”), as warrant agent (the “2021 Warrant Agreement”), which governs all of the Redeemable Warrants and Private Warrants, to permit the Company to require that each Redeemable Warrant and Private Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.2749 shares of Common Stock; and (ii) Merger Consideration Warrants to amend that certain Warrant Agreement dated as of August 10, 2023, by and between the Company and CST (the “2023 Warrant Agreement”), which governs all of the Merger Consideration Warrants, to require that each Merger Consideration Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.9120 shares of Common Stock, with any shares of Common Stock to be issued pursuant to a proposed amendment to 2021 Warrant Agreement or pursuant to a proposed amendment to the 2023 Warrant Agreement, each described in the Registration Statement (together, the “Amendments”). The shares of Common Stock issuable upon exchange of the Warrants pursuant to the Exchange Offer and the Amendments are referred to herein as the “Shares.”

In connection with the furnishing of this opinion we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended through the date hereof, and the by-laws of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the approval of the Exchange Offer, Consent Solicitation, the Amendments, and the issuance of the Shares, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon certificates of public officials and the officers of the Company. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing. In addition, in rendering our opinion, we have assumed (without any independent investigation or review thereof) that (i) all original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Exchange Offer, the Consent Solicitation, the Amendments, and the issuance of the Shares (ii) all factual representations, warranties and statements made or agreed to by the Company and by its management, employees, officers, directors, and stockholders in connection with the Exchange Offer, including, but not limited to, those set forth in the Registration Statement, the Consent Solicitation, the Amendments, and the issuance of the Shares, are true, correct and complete as of the date hereof without regard to any qualification as to knowledge, belief, or otherwise and will remain true, correct, and complete at all relevant times, and (iii) the description of the Exchange Offer, the Consent Solicitation, the Amendments, and the issuance of the Shares in the Registration Statement is accurate, complete, and correct, the Exchange Offer, the Consent Solicitation, the Amendments, and the issuance of the Shares will be consummated in accordance with such description without any waiver or breach of any material provision thereof, and the Exchange Offer will be effective under applicable corporate law as described in the Registration Statement.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been issued in accordance with the terms of the Exchange Offer, the Consent Solicitation, and the Warrant Amendments by the Company, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the Shares to be issued pursuant to the Registration Statement.

The opinion expressed above is limited solely to the Delaware General Corporation Law, as currently in effect. We express no opinion and make no representation with respect to the law of any other jurisdiction and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

This opinion letter has been prepared for use solely in connection with the filing of the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Dykema Gossett PLLC

Dykema Gossett PLLC